UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Arcus Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 694-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 28, 2022, Arcus Biosciences, Inc. (the “Company”) announced a positive update from the fourth interim analysis of ARC-7, its randomized, 150-patient Phase 2 trial in first-line metastatic PD-L1≥50% non-small cell lung cancer in which the Company is studying domvanalimab in combination with zimberelimab both with and without etrumadenant vs. zimberelimab monotherapy. In this fourth interim analysis, efficacy was evaluated in study patients who had at least 13 weeks of potential follow-up and were eligible for at least two imaging scans (n=133). Both domvanalimab-containing arms continued to show clinically meaningful differentiation in the interim analysis compared to zimberelimab monotherapy across multiple efficacy measures, including objective response rate, progression-free survival (PFS) and six-month landmark PFS. Further, as of the data cutoff date, no unexpected safety signals were observed across the three study arms. Both domvanalimab-containing arms were generally well tolerated and showed an overall safety profile consistent with the known safety profiles for each individual molecule to date. Detailed results from this fourth interim analysis are expected to be presented on December 20, 2022 at the American Society of Clinical Oncology (ASCO) Monthly Plenary Series.

Domvanalimab, zimberelimab and etrumadenant are investigational molecules and the Company has not received approved from any regulatory authority for any use globally, including for the treatment of lung cancer. Their efficacy and safety have not been established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date:	November 28, 2022	By:	/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D. Chief Executive Officer (Principal Executive Officer)